ACQUISITION AGREEMENT

THIS AGREEMENT is dated for reference this 29th day of August 2003.

BETWEEN:

MARCO POLO WORLD NEWS INC. (“MPW”), a company incorporated pursuant to the laws of British Columbia and RINO VULTAGGIO, (“Vultaggio”) being the sole principal of MPV, both doing business at an office located at 302-3680 E. Hastings Street, Vancouver, British Columbia, V5K 2A9;

OF THE FIRST PART

AND:

GLOBAL-WIDE PUBLICATION LTD. ("Global”), a company incorporated pursuant to the laws of Nevada and having an office located at Box 18, 323-595 Howe Street, Vancouver, British Columbia, V6C 2T5;

OF THE SECOND PART

WHEREAS:

A.	MPW is engaged in the business of producing, publishing and distributing a weekly ethnic language newspaper called Il Marco Polo Italian Weekly Newspaper previously known as L’Eco D’Italia,

B.	Global desires to purchase all the issued and outstanding shares of common stock in the capital of MPW (the “Shares”) on the terms and conditions hereinafter set forth;

                               NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual agreements and covenants herein contained, the parties hereby covenant and agree as follows:

1.                            MPW’S REPRESENTATIONS

                               Vultaggio and MPW hereby jointly and severally make the following representations and warranties to Global, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation made by Global and shall survive the Closing Date:

(a)
The authorized capital of MPW consists of 10,000 common shares without par value of which one common share (the “Share”) is issued as fully paid and non-assessable. Vultaggio is the registered holder and beneficial owner of one Share. There are no outstanding or authorized options, dividends, warrants, agreements, subscriptions, calls, demand or rights of any character relating to the capital stock of MPW, whether or not issued, including, without limitation, securities convertible into or evidencing the right to purchase any securities of MPW;

(b)	MPW is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted;

(c)
MPW is duly licensed or qualified and in good standing in the province of British Columbia, which is the sole jurisdiction in which the nature of MPW’s assets or the business conducted by MPW makes qualification necessary;

(d)	MPW has no subsidiaries and owns no interest in any corporation, partnership, proprietorship or any other business entity;

(e)
MPW has good and marketable title to all of its assets free and clear of all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, and subject to no restrictions with respect to transferability. All of MPW’s assets are in its possession and control;

(f)	MPW has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever;

(g)	MPW has not entered into any other agreement or granted any option to sell or otherwise transfer any of its assets;

(h)
To the knowledge of MPW, each contract, lease, license, commitment and agreement to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of all of the parties thereto. MPW is not in default and has not received or given any notice of default, and to MPW’s knowledge, no other party thereto is in default, under any such contract, lease, license, commitment or other agreement or under any other obligation relating to MPW’s assets or its business;

(i)
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving MPW. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of MPW’s knowledge, no investigation by any governmental agency pertaining to MPW or its assets is pending or has been threatened against MPW which could adversely affect the financial condition or prospects of MPW or the conduct of the business thereof or any of MPW’s assets or materially adversely affect the ability of the shareholders of MPW to consummate the transactions contemplated by this Agreement;

(j)
To its knowledge, MPW has not infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person or received any notice of a claim of such infringement;

(k)	MPW has the right to use all data and information necessary to permit the conduct of its business from and after the Closing Date, as such business is and has been normally conducted;

(l)	The Articles of MPW permit it to carry on its present business and to enter into this Agreement;

(m)
The performance of this Agreement will not be in violation of the Articles of MPW or any agreement to which MPW is a party and will not give any person any right to terminate or cancel any agreement or any right enjoyed by MPW and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of MPW;

(n)	MPW holds all permits, licences, registrations and authorizations necessary for it to conduct its business;

(o)	MPW is not in violation of any federal, state, municipal or other law, regulation or order of any government or regulatory authority;

(p)	MPW has filed with the appropriate government agencies all tax or information returns and tax reports required to be filed, and such filings are substantially true, complete and correct;

(q)	All federal, state, municipal, foreign, sales, property or excise or other taxes whether or not yet due have been fully paid or adequately provided for;

(r)	The corporate records and minute books of MPW contain complete and accurate minutes of all meetings of the directors and shareholders of MPW held since incorporation;

(s)	All material transactions of MPW have been promptly and properly recorded or filed in or with its respective books and records; and

(t)
MPW has complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, employment standards and workers' compensation.

2.                            GLOBAL'S REPRESENTATIONS

                                Global hereby makes the following representations and warranties to Vultaggio and MPW, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation made by Vultaggio or MPW and shall survive the Closing Date:

(a)
The authorized capital of Global consists of 70,000,000 shares of common stock and 5,000,000 shares of preferred stock with par value of $0.001 each, of which 4,900,000 shares are issued as fully paid and non-assessable. An additional 300,000 shares of common stock will be issued by way of an Offering Memorandum to raise US $ 45,000 for Global financial requirements. There are no outstanding or authorized options, dividends, warrants, agreements, subscriptions, calls, demand or rights of any character relating to the capital stock of Global, whether or not issued, including, without limitation, securities convertible into or evidencing the right to purchase any securities of Global. However, it is contemplated that Global will issue additional shares of common stock in order to raise financing necessary for working capital and to fund the acquisition MPW;

(b)
Global is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted;

(c)	Global is in good standing with respect to its filings with the Nevada Secretary of State;

(d)	Global has no subsidiaries and owns no interest in any corporation, partnership, proprietorship or any other business entity;

(e)	Global currently has no assets or liabilities other than cash received for share subscriptions;

(f)	Global has not entered into any other agreement or granted any option to sell or otherwise transfer any of its assets or its securities;

(g)	Global is not a party to any contracts, leases, licenses, commitments and other agreements relating to its assets or its business;

(h)
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Global. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of Global’s knowledge, no investigation by any governmental agency, pertaining to Global or its assets is pending or has been threatened against Global which could adversely affect the financial condition or prospects of Global or the conduct of the business thereof or any of Global’s assets or materially adversely affect the ability of Global to consummate the transactions contemplated by this Agreement;

(i)	The Articles and Bylaws of Global permit it to carry on its present business and to enter into this Agreement;

(j)	The performance of this Agreement will not be in violation of the Articles or Bylaws of Global or any agreement to which Global is a party;

(k)	Global is not in violation of any federal, state, municipal or other law, regulation or order of any government or regulatory authority;

(l)	Global has filed with the appropriate government agencies all tax or information returns and tax reports required to be filed, and such filings are substantially true, complete and correct;

(m)	No federal, state, municipal, foreign, sales, property or excise or other taxes are payable by Global;

(n)	The corporate records and minute books of Global contain complete and accurate minutes of all meetings of the directors and shareholders of Global held since incorporation; and

(o)	All material transactions of Global have been promptly and properly recorded or filed in or with its respective books and records.

3.                            SALE OF SHARES

                                On the Closing Date, upon the terms and conditions herein set forth, Global agrees to purchase a 100% undivided right, title and interest in and to the Share in consideration of Global issuing to Vultaggio 2,100,000 restricted shares of common stock in the capital of Global (the “Vend-In Stock”). In further consideration, Global shall commit to lend, without any fixed terms of repayment, the sum of US$6,000 to MPW, which MPW shall use primarily to cover the costs associated with its obligations relating to the closing of this agreement.

4.                            CLOSING

                                The sale and purchase of the Shares shall be closed at the office of Global as follows:

a.	at 10:00 A.M. (Vancouver time) on September 30th, 2003 (the closing date) or

b.	on such other date or at such other place upon confirmation by Global of completion of an Offering Memorandum to raise US $ 45,000 or
c.	on as such other date and such other place as may be agreed upon by the parties

5. ACTIONS BY THE PARTIES PENDING CLOSING From and after the date hereof and until the Closing Date, MPW and Global covenant and agree that:

(a)
MPW and Global, and their authorized representatives, shall have full access during normal business hours to all documents of MPW and Global and each party shall furnish to the other party or its authorized representatives all information with respect to the affairs and business of MPW and Global as the parties may reasonably request;

(b)
MPW and Global shall conduct their business diligently and substantially in the manner previously conducted and MPW and Global shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, except with the prior written consent of the other party. Neither MPW nor Global shall enter into any contract or commitment to purchase or sell any assets or engage in any transaction not in the usual and ordinary course of business without the prior written consent of the other party;

(c)	Without the prior written consent of the other party, neither MPW nor Global shall increase or decrease the compensation provided to its employees, officers, directors or agents;

(d)	Neither MPW nor Global will amend its Articles of Incorporation or Bylaws, or make any changes in its respective authorized or issued capital without the prior written approval of the other party;

(e)	Neither MPW nor Global shall act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation; and

(f)
Neither MPW nor Global will declare or pay any dividend or make any distribution, directly or indirectly, in respect of their respective capital stock, nor will they directly or indirectly redeem, purchase, sell or otherwise acquire or dispose of shares in their respective capital stock.

6.                            CONDITIONS PRECEDENT TO GLOBAL’S OBLIGATIONS

                                Each and every obligation of Global to be performed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by Global:

(a)
The representations and warranties made by MPW in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given by the Closing Date;

(b)	MPW shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them by the Closing Date;

(c)	MPW shall have provided Global with the opportunity to review all of MPW’s relevant financial records and Global shall be satisfied with such review as Global may determine in its sole opinion;

(d)	MPW shall have obtained the necessary consent of its shareholders to effect the transactions contemplated herein;

(e)	MPW shall deliver to Global:

(i)
a certified true copy of resolutions of MPW’s Board of Directors authorizing the transfer of the Shares from Vultaggio to Global, the registration of the Shares in the name of the Global and the issuance of a share certificate representing the Shares in the name of Global;

	(ii)	a share certificates representing the Shares issued in the name of Vultaggio accompanied by duly executed Irrevocable Powers of Attorney to transfer the Shares to Global; and

	(iii)	A share certificate or certificates registered in the name of Global, signed by the President of MPW, representing the Shares.

7.                            CONDITIONS PRECEDENT TO MPW’S OBLIGATIONS

                                Each and every obligation of Vultaggio and MPW to be performed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by the MPW:

(a)
The representations and warranties made by Global in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given by the Closing Date;

(b)	Global shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by the Closing Date;

(c)	Global shall deliver to MPW:

	(i)	a certified true copy of resolutions of Global’s Board of Directors authorizing the issuance of the Vend-In Shares to Vultaggio and appointing Vultaggio to Global’s Board of Directors;

	(ii)	share certificates representing the Global Shares issued in the names of Vultaggio in equal amounts in accordance with paragraph 3 herein, representing the Shares; and

	(iii)	documentation evidencing Global’s obligation to MPW in accordance with paragraph 3 herein in a form satisfactory to MPW.

8. FURTHER ASSURANCES The parties hereto covenant and agree to do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

9.                            ENTIRE AGREEMENT

                                This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Agreement.

10.                            NOTICE

10.1                          Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered by hand to either party at their respective addresses first noted above.

10.2                          Either party may time to time by notice in writing change its address for the purpose of this section.

11.                            TIME OF ESSENCE

                                  Time shall be of the essence of this Agreement.

12.                            TITLES

                                  The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

13.                            SCHEDULES

                                  The schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

14.                            SEVERABILITY

                                  If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.                             APPLICABLE LAW

                                   The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with laws prevailing in the Province of British Columbia. The parties hereto agree to attorn to the jurisdiction of the Courts of the Province of British Columbia.

16.                          ENUREMENT

                                This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

                                IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

MARCO POLO WORLD NEWS INC.	GLOBAL-WIDE PUBLICATION LTD.

Per:	Per:

/s/ Rino Vultaggio	/s/ Robert Hoegler
Authorized Signatory	Authorized Signatory

/s/ Rino Vultaggio
RINO VULTAGGIO